Exhibit 4.3

FLORIDIAN FINANCIAL GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS

ARTICLE 1	PURPOSE	1
ARTICLE 2	DEFINED TERMS	1
ARTICLE 3	STOCK RESERVED UNDER PLAN	1
ARTICLE 4	ADMINISTRATION	2
4.1	Administration	2
4.2	Employment of Agents	2
4.3	Liability and Indemnification	2
ARTICLE 5	ELIGIBILITY AND PARTICIPATION IN PLAN	2
5.1	General	2
5.2	Participation in the Plan	3
ARTICLE 6	PURCHASE OF STOCK UNDER THE PLAN	3
6.1	Method of Purchase and Purchase Price	3
6.2	Reports	3
6.3	Minimum Payroll Deduction Amount	3
6.4	Limitation on Payroll Deduction Amount	4
6.5	No Fractional Shares	4
ARTICLE 7	OWNERSHIP AND VOTING OF STOCK	4
ARTICLE 8	LIABILITY OF THE COMPANY	4
8.1	No Employment Rights	4
8.2	Limitation of Liability	4
ARTICLE 9	AMENDMENT AND TERMINATION OF PLAN	5
9.1	Amendment and Termination of the Plan	5
9.2	Discretion of the Board	5
9.3	Automatic Termination	5
ARTICLE 10	MISCELLANEOUS PROVISIONS	5
10.1	Exclusive Benefit of Employees	5
10.2	Cooperation of all Parties	5
10.3	Impossibility of Performance	5
10.4	Misstatement of Fact	5
10.5	Waiver; Partial Invalidity	5
10.6	Applicable Law	6

i

10.7	Notices	6
10.8	Effective Date of the Plan	6
10.9	Rules of Construction	6
10.10	Headings	6
10.11	Indemnification	6

ii

EMPLOYEE STOCK PURCHASE PLAN

FLORIDIAN FINANCIAL GROUP, INC., a Florida corporation, hereby adopts an employee stock purchase plan for the benefit of its employees and those of its subsidiaries, on the following terms and conditions:

ARTICLE 1

PURPOSE

The purpose of the Plan is to advance the growth and development of the Company by affording an opportunity to employees to purchase shares of the Company’s common stock, thereby providing incentives for them to put forth maximum efforts for the success of the Company’s business.

ARTICLE 2

DEFINED TERMS

The following terms shall have the meanings ascribed to them:

“Annual Enrollment Period” means the period from January 1 to March 31 of each calendar year during which any Eligible Employee may elect to enroll and participate in the Plan.

“Company” means Floridian Financial Group, Inc., a Florida corporation.

“Board” means the board of directors of the Company.

“Eligible Employee” means any employee of the Company or of any of its subsidiaries who has been employed for ninety (90) consecutive days, and who works (or is scheduled to work) a minimum of 1,000 hours each year.

“Fair Market Value” means the fair market value of the Stock, which shall be determined annually by the Board within 90 days after the end of each fiscal year of the Company. Fair Market Value determined for an applicable fiscal year end shall apply for all purposes until the next determination of Fair Market Value, unless otherwise determined by the Board.

“Participant” means an Eligible Employee who has elected to participate in the Plan. “Plan” means the Company’s Employee Stock Purchase Plan.

“Stock” means the authorized and unissued common stock of the Company, par value $5.00 per share.

ARTICLE 3

STOCK RESERVED UNDER PLAN

The total number of shares of Stock which may be purchased by all employees under this Plan is Three Hundred Thousand (300,000) shares. The total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board.

ARTICLE 4

ADMINISTRATION

4.1       Administration. The Plan shall be administered by the Board, which shall have the complete and express authority, subject to the terms of this Plan, to: (i) amend, modify or discontinue the Plan; (ii) determine, establish, decrease or increase, in its sole and absolute discretion, the number of shares of Stock available for purchase under the Plan; (iii) determine and establish the acceptable methods of payment for shares of Stock purchased under the Plan, provided that shares of Stock may be purchased only for cash; (iv) interpret, implement and administer any and all terms and provisions of the Plan, with advice of counsel or other professionals as may be deemed appropriate, advisable or otherwise in the best interests of the Company; (v) adopt, amend and rescind general and special rules and regulations deemed appropriate, advisable or otherwise in the best interests of the Company for the administration of the Plan; and (vi) take any and all such other actions as may be deemed appropriate, advisable, or otherwise in the best interests of the Company in the creation, modification, amendment, administration, and/or discontinuance of the Plan.

4.2       Employment of Agents. The Board may employ, upon such terms as it deems appropriate in its sole and absolute discretion, such employees, agents, clerical help, custodians, servants, contractors, professional and other persons as it may deem appropriate, advisable or otherwise in the best interests of the Company to render advice with regard to any responsibility or obligation it may have under the Plan or to perform other services for the effective operation and administration of the Plan, including, without limitation, legal counsel, accountants, trustees and/or certified financial planners.

4.3       Liability and Indemnification. The Company may purchase insurance to cover potential liability of those persons who shall serve on the Board in administering the Plan, and the Company shall indemnify such persons to the maximum extent permitted by applicable law against any and all liabilities and expenses incurred in connection with any actions or proceedings to which such persons may be made a party by reason of their being or having been a member of the Board and having any responsibility or obligation for the administration of the Plan, provided, however, that no such person shall be entitled to indemnification from the Company for any act determined by a court of competent jurisdiction to be fraudulent or without good faith. Furthermore, no Board member shall be liable to any Participant or officer or employee of the Company for any action taken or determination made in good faith or at the advice of counsel.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION IN PLAN

5.1       General. All Eligible Employees may participate in the Plan. No Eligible Employee shall be required to participate in the Plan. Any Participant may terminate his or her participation in the Plan at any time.

5.2       Participation in the Plan.

5.2.1    Initial Enrollment Period. The Company shall provide information concerning the Plan to each employee. Notwithstanding the prior service requirement otherwise applicable to Eligible Employees, each person who is an employee of the Company or any of its subsidiaries shall be entitled to enroll and participate in the Plan during the initial enrollment period, beginning on April 1, 2008 and extending through June 30, 2008 (the “Initial Enrollment Period”). An employee who wishes to participate in the Plan must provide the Board written Notice of Participation setting forth the payroll deduction requested for each pay period. After the Initial Enrollment Period, an Eligible Employee may enroll and participate in the Plan only during the Annual Enrollment Period pursuant to the provisions of Section 5.2.2.

5.2.2    Annual Enrollment Period. After the Initial Enrollment Period, an Eligible Employee may enroll and participate in the Plan only during an Annual Enrollment Period. An employee who wishes to participate in the Plan must provide the Board written Notice of Participation setting forth the payroll deduction requested for each pay period. An employee who elects to participate in the Plan may terminate his or her participation at any time during a Plan Year by providing the Board written Notice of Termination of Participation; however, such an employee may not re-enroll and participate in the Plan again until the next Annual Enrollment Period.

ARTICLE 6

PURCHASE OF STOCK UNDER THE PLAN

6.1       Method of Purchase and Purchase Price. Participants purchasing Stock under the Plan shall pay for such Stock by means of an automatic payroll deduction administered by the Board or agents of the Board. The purchase price for the Stock shall be no less than the Fair Market Value of the Stock at the time of purchase.

6.2       Reports.

6.2.1    Reports to Participants. Within sixty (60) days following the end of each calendar year, the Board will provide each Participant a statement setting forth the aggregate number of shares of Stock purchased during the preceding year and the purchase price paid for such shares of Stock.

6.2.2    Annual Plan Reports. The Board shall prepare and maintain reports annually on the status and implementation of the Plan, including all purchases thereunder and current Fair Market Value determination. A copy of the Annual Plan Report shall be provided to each Participant in the Plan.

6.2.3    Annual Report of Company. The Company shall provide each Participant a copy of the Company’s annual report or other communication issued to its stockholders.

6.3       Minimum Payroll Deduction Amount. The minimum payroll deduction amount for any Participant shall be ten dollars ($10.00) per pay period.

6.4       Limitation on Payroll Deduction Amount. The payroll deduction amount for any Participant shall not exceed during any pay period the greater of (i) fifteen percent (15%) of the Participant’s gross wages, or (ii) $1,000.

6.5       No Fractional Shares. No fractional shares of Stock may be purchased or will be issued. In the event that as of the end of any calendar year, there remains a balance in any Participant’s payroll deduction account which has not been applied to the purchase of Stock because such purchase, if applied, would result in the issuance of a fractional share, then such balance will be carried over and applied to purchases of Stock in the following year. If, at the time of any Participant’s termination of participation in the Plan, there remains a balance in a Participant’s payroll deduction account because application of such balance to the purchase of Stock would result in the issuance of a fractional share, then the balance in such account will be returned to such Participant promptly after the effective date of such termination.

ARTICLE 7

OWNERSHIP AND VOTING OF STOCK

          Once a Participant purchases Stock under the Plan, the Participant shall be deemed the owner of the Stock for all purposes. The Participant shall be entitled to exercise all rights of a shareholder of the Stock issued to him/her, including voting and receipt of dividends, if any.

ARTICLE 8

LIABILITY OF THE COMPANY

8.1       No Employment Rights. No provision in this Plan shall confer upon any Participant any right to continue in the employ of the Company or to interfere with the right of the Company to terminate such person’s employment at any time, nor shall this Plan be construed as evidence of any agreement or understanding, expressed or implied, that the Company will employ any Participant in any particular position or at any particular rate of remuneration or for any particular period of time. Furthermore, no provision of this Plan shall, be construed so as to limit the right of the Company to (i) terminate any employee at will without cause or reason, (ii) make changes, in its sole and absolute discretion, in its accounting principles or the methods of applying such principles, or (iii) enter into significant transactions with affiliates, or in the Board’s sole and absolute discretion, to modify the Plan.

8.2       Limitation of Liability. This Plan shall not be construed as creating any right of any employee of the Company to receive any benefit hereunder, or as affecting the rights of the Company with respect to its employees, but instead, only as establishing the procedures governing participation in this Plan. No Participant shall have any rights or claim against the Company, the Board, or any member of the Board by virtue of such person’s participation in this Plan, except with respect to the enforcement of the terms of this Plan. No provision herein shall be deemed to create any trust or fiduciary relationship between the Company (or the Board or any member thereof) and any Participant or any other person whatsoever, including, without limitation, any employee, officer, or any eligible Participant hereunder other than the general fiduciary duty owed by officers of the Company and members of the Board to all shareholders of the Company. Furthermore, in the event that any court of competent jurisdiction determines that any person has any enforceable right, claim or remedy hereunder vis-a-vis the Company, the status of such person shall be that of a general, unsecured creditor of the Company. As a condition precedent to participation in this Plan, the Board may require any Participant or his/her beneficiary to execute a release and/or an indemnity in such form as the Board shall deem appropriate.

ARTICLE 9

AMENDMENT AND TERMINATION OF PLAN

9.1       Amendment and Termination of the Plan.

9.2       Discretion of the Board. The Board may amend, suspend, or terminate this Plan at any time without prior notice.

9.3       Automatic Termination. This Plan shall terminate automatically on the earlier of (i) five (5) years after its effective date, or (i) the date on which all shares of Stock reserved for purchase under this Plan have been purchased unless the Board shall, in its discretion, elect to terminate this Plan at an earlier date.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1     Exclusive Benefit of Employees. This Plan is created for the exclusive benefit of the Company and its employees, subject to the limitations herein contained.

10.2     Cooperation of all Parties. All persons claiming any interest whatsoever under this Plan shall perform any and all acts and execute any and all documents or papers which may be necessary or desirable by the Board for the implementation and administration of this Plan or any of its provisions.

10.3     Impossibility of Performance. In the event that it becomes impossible for the Company or the Board to perform any act under this Plan, or when the provisions of this Plan are deemed ambiguous or unclear, then that act shall be performed or action taken which, in the sole and absolute discretion of the Board, will most nearly carry out the intent and purposes of this Plan which intent and purposes shall be determined by the Board in good faith in the best interests of the Company. All persons in any way interested in this Plan, including, but not limited to, retired, disabled, terminated and deceased Participants (and their estates and beneficiaries), shall be bound by all acts performed by the Board or its delegates under such conditions.

10.4     Misstatement of Fact. Notwithstanding anything to the contrary contained in this Plan, if a Participant shall at any time misstate any fact relevant to the operation of this Plan, the matter shall be referred to the Board. The Board shall, in its sole and absolute discretion, make such decision and give such instructions as it shall determine to be equitable under the circumstances. No member of the Board shall be liable for any action or non-action taken by it in good faith in such cases.

10.5     Waiver; Partial Invalidity. No waiver or application of any provision or term of this Plan by any party hereto or by anyone concerned with the operation of this Plan, whether such waiver or application be direct or indirect, express or implied, or written or oral, shall be deemed to constitute a waiver or application of any other provision or term of this Plan, or any assent to the application or non-application of any provision or term of this Plan in any other situation, whether such situation be of the same or of a different nature. Unless. otherwise provided herein, should any provision of this Plan be held to be unlawful, as to any person or instance, such fact shall not adversely affect the other provisions herein contained or the application of said provisions to any other person or instance.

10.6     Applicable Law. This Plan shall be construed and enforced in accordance with the applicable laws of the State of Florida.

10.7     Notices. All notices and elections by a Participant shall be in writing and delivered in person, by certified mail or nationally recognized courier service to the Chief Executive Officer or Secretary of the Company at the principal office of the Company. Notices by the Company shall be delivered to a Participant in writing either by personal delivery, U.S. Mail, or express courier service.

10.8     Effective Date of the Plan. The effective date of this Plan shall be the date on which the Board adopts the Plan.

10.9     Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and either gender shall be deemed to include the neuter, and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

10.10   Headings. The headings of Articles and Sections of this Plan are included only for convenience and shall not be construed as a part of this Plan or in any respect affecting or modifying its provisions.

10.11   Indemnification. Each director of the Company (“Indemnified Party”) shall be indemnified by the Company against all costs and reasonable expenses, including reasonable attorneys’ fees, incurred by him in connection with any action, suit, or proceeding, or in connection with any appeal therefrom, to which he may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Stock purchased hereunder, and against all amounts paid by such Indemnified Party in settlement thereof (provided such settlement is approved in advance by legal counsel selected by the Company) or paid by such Indemnified Party in satisfaction of a judgment in any such action, suit, or proceeding; provided, however, that, within sixty (60) days after institution of such action, suit, or proceeding, such Indemnified Party shall in writing offer the Company the opportunity, at its own expense, to defend the same; and provided, further, however, that anything contained in this Plan to the contrary notwithstanding, there shall be no indemnification of an Indemnified Party who is finally adjudged by a court of competent jurisdiction to be guilty of, or liable for, willful misconduct, gross neglect of duty, or criminal actions in connection with this Plan or the sale and issuance of Stock to any Participant hereunder. The foregoing rights of indemnification shall be in addition to any other rights of indemnification that an Indemnified Party may have as a Director or officer of the Company.

FLORIDIAN FINANCIAL GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF PARTICIPATION

Name of Participant:

Amount of Payroll Deduction per pay period: $

Social Security Number:

The undersigned (“Participant”) hereby notifies Floridian Financial Group, Inc. (the “Company’) of its election to enroll and participate in Company’s Employee Stock Purchase Plan (the “Plan”) by purchasing shares (the “Shares”) of Stock pursuant to an automatic payroll deduction from his or her wages or salary due him or her for each pay period in the amount set forth above.

In connection with Participant’s enrollment and participation in the Plan, Participant acknowledges and agrees as follows:

1.         Participation:

(i)        Continuance of Participation. Participant’s enrollment in the Plan shall continue for so long as Participant is an Eligible Employee and until Participant provides the Company written notice of his or her election to terminate enrollment and participation in the Plan as set forth in Exhibit A to this Notice of Participation.

(ii)       Termination of Participation and Re-enrollment. In the event that Participant’s enrollment and participation in the Plan terminates for any reason, Participant may not re-enroll and participate in the Plan until the next Annual Enrollment Period, provided that Participant qualifies as an Eligible Employee at that time.

2.         Payment of Purchase Price.

(i)        Payroll Deduction. For each pay period that Participant is enrolled in the Plan, the Shares purchased under the Plan will be paid for by automatic deduction from Participant’s salary or wages due him by the Company. Participant shall sign and deliver to the Company all forms the Company or its payroll servicing agent deems necessary to effect the payroll deductions.

(ii)       Issuance of Shares. Certificates representing the Shares of Stock purchased by Participant under the Plan will be issued in Participant’s name and delivered by the Company on a quarterly basis as set forth in the Plan.

(iii)      No fractional Shares. Participant may not purchase, and the Company will not issue, fractional shares.

3.         Securities Laws Issues.

(a)       Representations of Purchaser. Participant represents and warrants to the Company that:

(i)        Participant has received, read and understood the Plan and agrees to abide by and be bound by its terms and conditions;

(ii)       Participant is purchasing the Shares for Participant’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Act”); portion of the Shares; Participant has no present intention of selling or otherwise disposing of all or any

(iii)      Participant is fully aware of (i) the highly speculative nature of an investment in the Shares; (ii) the financial hazards involved; and (iii) the lack of liquidity of the Shares; and

(iv)      Participant is capable of evaluating the merits and risks of this investment, has the ability to protect Participant’s own interests in this transaction, and is financially capable of bearing a total loss of his/her investment in the Shares.

(b)       Compliance with Securities Laws. Participant understands and acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) and that, notwithstanding any other provision of the Plan to the contrary, the exercise of any rights to purchase any Shares is expressly conditioned upon Participant’s compliance with the Act and all applicable state securities laws. Participant agrees to cooperate with the Company to ensure compliance with such laws.

(c)       Restrictions on Transfer. Participant understands that the Shares must be held indefinitely unless they are registered under the Act or unless an exemption from such registration is available and that the certificate(s) representing the Shares will bear a legend to that effect. Participant understands that the Company is under no obligation to register the Shares and that an exemption may not be available or may not permit. Participant to transfer Shares in the amounts or at the times proposed by Participant.

(d)       Legends. Participant understands and agrees that the certificate(s) representing the Shares will bear legends in substantially the following form:

These shares have not been registered under the Securities Act of 1933, as amended (the “Act”), the Florida Securities and Investor Protection Act, or any other state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Act and any applicable state securities laws or an exemption from registration is available.

The shares of Common Stock evidenced by this certificate have been issued under the Floridian Financial Group, Inc. Employee

Stock Purchase Plan (the “Plan”) and are subject to the terms and provisions of such Plan.

These shares are subject to a repurchase agreement as set forth in the Plan, and any sale, transfer, gift, pledge, or encumbrance of these shares is subject to this repurchase agreement and right of first refusal.

(e)       Stop Transfer Notices. Participant understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may make appropriate notations to the same effect in its own records.

4.         No Right of Employment. Nothing in the Plan or the purchase of Shares of Stock shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or limit in any way the right of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

5.         Right of Company to Repurchase Stock.

(a)       Company’s Option. Participant acknowledges and agrees that in the event that Participant ceases to be an employee for any reason, whether voluntary or involuntary, and including the event of the Participant’s death or termination of employment due to disability (each a “Terminating Event”), the Shares of Stock purchased by Participant pursuant to the Plan within the twenty-four (24) months immediately preceding the effective date of the Terminating Event shall be subject to an option to repurchase by the Company. The Company must elect to exercise the option to repurchase for a period within ninety (90) days after the Terminating Event. The Company’s repurchase rights under this Section 5.1 shall apply to any Stock purchased by Participant under the Plan within the twenty-four (24) months immediately preceding the effective date of the Terminating Event, including any Stock or other securities acquired by the Participant pursuant to any capital adjustment affecting Shares of Stock acquired under this Plan. As used in this Article 5, “Participant” shall include the executor or administrator of the estate of the Participant or the person to whom the Stock shall pass by will or by the laws of descent and distribution. The purchase price for the Shares of Stock shall be equal the greater of the book value per share of Stock as computed by the Company as of the end of the calendar quarter immediately preceding the Terminating Event or the aggregate purchase price paid by the Participant for the Shares of Stock.

(i)        Procedure for Exercise. In order to exercise the option set forth in Section 5.1, the Company must notify the Participant of its intent to exercise its option by mailing a notice to the Participant or the representative of the Participant’s estate at the last address contained in the Company’s records for such Participant. If the Company elects to exercise its option, then the purchase price will be paid in cash and the closing of such purchase shall be thirty (30) days after the Company’s exercise of its option.

(ii)       Delivery of Stock Certificates. Upon receipt of any notice pursuant to Section 5.2 hereof from the Company, the Participant shall deliver the certificate(s) representing such Shares of Stock to the Company within ten (10) days from the date of such notice, along with a properly executed stock power (with signature medallion guaranteed) authorizing transfer of these shares to the Company, its successor or assignee.

6.         Incorporation of Plan. The Plan is incorporated herein by this reference. This Notice of Participation and the Plan constitute the entire agreement of the Participant and the Company hereto.

7.         Binding Effect. This Notice of Participation shall inure to the benefit of and be binding upon the parties and their heirs, personal representatives, successors, and Company’s assigns. This Notice of Participation and the duties of Participant may not be assigned or delegated without the prior written permission of Company.

“PARTICIPANT”

Name

Date Signed

Accepted by Company:

Date Accepted:
Start Date:

(Company Officer Signature)

(Company Officer Name and Title)

EXHIBIT A.

NOTICE OF TERMINATION OF PARTICIPATION

Name of Participant:

Effective Date of Termination of Participation:

The undersigned Participant in the Floridian Financial Group, Inc. Employee Stock Purchase Plan hereby notifies the Company of his or her termination of participation and enrollment in the Plan effective as of the date set forth above, which date may not be earlier than thirty (30) days from the date of this Notice. Participant acknowledges that Participant may not re-enroll to participate in the Plan until the next Annual Enrollment Period, provided that Participant qualifies as an Eligible Employee at such time.

PARTICIPANT”

Name

Date Signed: